Exhibit 10.6

LAURUS MASTER FUND, LTD.

c/o M&C Corporate Services Limited
P.O. Box 309 GT
Ugland House
South Church Street
George Town
Grand Cayman, Cayman Islands

March 29, 2007

Micro Component Technology, Inc.
2340 West County Road C
St. Paul, Minnesota 55113-2528
Attention:              Chief Financial Officer
Facsimile:               651-697-4200

Re:         Restricted Account: Account Number _________________ ,
Account Name: _____________, maintained at North Fork Bank (the “Restricted Account”).

Reference is made to (i) that certain Securities Purchase Agreement, dated as of March 29, 2007 (as amended, restated, modified and/or supplemented from time to time, the “Purchase Agreement”), by and between Micro Component Technology, Inc., a Minnesota corporation (the “Company”), and Laurus Master Fund, Ltd. (the “Purchaser”) and (ii) that certain Restricted Account Agreement, dated as of March 29, 2007 (as amended, restated, modified and/or supplemented from time to time, the “Restricted Account Agreement”), by and among the Company, Laurus and North Fork Bank (the “Bank”).  Capitalized terms used but not defined herein shall have the meanings ascribed them in the Purchase Agreement or the Restricted Account Agreement, as applicable.  Pursuant to the Section 3.2 of the Purchase Agreement, the Company is required to place $964,500 in the Restricted Account, and, subject to the provisions of this letter, the Purchase Agreement and any Related Agreement, maintain such amount in the Restricted Account for as long as the Purchaser shall have any obligations outstanding under the Note and to assign the Restricted Account for the benefit of the Purchaser as security for the performance of the Company’s obligations to the Purchaser.

So long as no Event of Default has occurred and is continuing, the Company may request that the Purchaser direct the Bank to release all or any portion of the amounts contained in the Restricted Account in connection with the purchase of parts and labor necessary to develop Demo Equipment.   Such a release referred to in the immediately preceding sentence shall be subject (in all respects) to the Purchaser’s evaluation of all factors that it considers (in its sole discretion) relevant at the time of such requested release, including its determination (i) of the relative benefit of such release to the Company and its Subsidiaries and (ii) of the overall performance (financial or otherwise) of the Company and its Subsidiaries at such time.  The Purchaser shall not be under any obligation to release any amount pursuant to this paragraph and the release of such amounts shall be in the Purchaser’s sole and absolute discretion. Prior to any such acquisition referred to in this paragraph, the Purchaser shall comply with Section 6.12(f) of the Purchase Agreement in all respects.

This letter may not be amended or waived except by an instrument in writing signed by the Company and the Purchaser.  This letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be.  This letter shall be governed by, and construed in accordance with, the laws of the State of New York.  This letter sets forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein.

If the foregoing meets with your approval please signify your acceptance of the terms hereof by signing below.

Signed,

Laurus Master Fund, Ltd.

By:	/s/ David Grin
Name:	David Grin
Title:	Director

Agreed and Accepted this 29th day of March 2007.

Micro Component Technology, Inc.

By:	/s/ Roger Gower
Name:	Roger Gower
Title:	Chief Executive Officer